Exhibit 3.1

CORRECTED

CERTIFICATE OF AMENDMENT

OF

JAGUAR HEALTH, INC.

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is:  Jaguar Health, Inc.

2.                                      That a Certificate of Fifth Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 3, 2019, with an effective date of June 7, 2019 (the “Certificate”), and that said Certificate requires correction as permitted by Section 103(f) of the Delaware General Corporation Law of the State of Delaware.

3.                                      The inaccuracy or defect of said Certificate to be corrected is as follows:

(i)  The title of the Certificate should refer to the “Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation”, not the “Certificate of Fifth Amendment to the Third Amended and Restated Certificate of Incorporation.”

(ii)  The first sentence of Paragraph 2 of the Certificate should refer to the “Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation”, not the “Certificate of Fifth Amendment to the Third Amended and Restated Certificate of Incorporation.”

(iii)  Paragraph 4 of the Certificate should refer to the “Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation,” not the “Certificate of Fifth Amendment to the Third Amended and Restated Certificate of Incorporation.”

(iv)  The last paragraph of the Certificate should refer to the “Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation,” not the “Certificate of Fifth Amendment to the Third Amended and Restated Certificate of Incorporation.”

(v)  The date in the last paragraph of the Certificate should be the 3rd day of June, 2019.

4.                                      The Certificate is attached in its corrected form as Exhibit A.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed this 3rd day of December, 2020.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

Exhibit A

CERTIFICATE OF FOURTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
JAGUAR HEALTH, INC.

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.     The name of the Corporation is Jaguar Health, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 6, 2013, under the name Jaguar Animal Health, Inc.

2.     This Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Third Amended and Restated Certificate of Incorporation.

3.     The amendment to the existing Third Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.     Add the following paragraph at the end of Section IV.A. as a new Section IV.A.7:

“7. Second Reverse Stock Split.   Upon this Amendment to the Third Restated Certificate becoming effective pursuant to the DGCL (the “Effective Time”), each thirty to seventy shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, the exact ratio within the foregoing range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation, without any further action by the Corporation or the holder thereof (the “Second Reverse Stock Split”). No fractional shares shall be issued in connection with the Second Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Capital Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.     This Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m., Eastern Time, on June 7, 2019.

IN WITNESS WHEREOF, Jaguar Health, Inc. has caused this Certificate of Fourth Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Lisa A. Conte, its Chief Executive Officer, this 3rd day of June, 2019.

JAGUAR HEALTH, INC.

A Delaware corporation

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	Chief Executive Officer